Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Solar Strategy Holdings Limited on the Amendment No.3 to Form F-1 (File No. 333- 289625) of our report dated May 12, 2025, with respect to our audits of the consolidated financial statements of Solar Strategy Holdings Limited as of December 31, 2023 and 2024 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP
Guangzhou, China
October 2, 2025